Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2011 relating to the financial statements of Cumulus Media Partners, LLC, which is incorporated by reference in Cumulus Media Inc.’s Current Report on Form 8-K/A dated August 12, 2011.

PricewaterhouseCoopers LLP

Atlanta, Georgia

August 16, 2012